EXHIBIT 99.1

October 18, 2011

Dear Financial Advisor:

I would like to take the opportunity to share with you the extraordinary progress that Industrial Income Trust (IIT) has made to date in building an institutional-quality, national operating platform targeting the distribution warehouse property segment.

Our acquisition strategy is targeted on core, functional distribution warehouse buildings designed for flexibility and for high utilization by a wide range of corporate tenants. We plan to continue to overweight our portfolio of properties in the most significant port and infill markets that are mission critical to companies in many different industries and vitally important to the global and national supply chain.

Our first acquisition was in June 2010. As of September 30, 2011, we have acquired, either directly or through our 51% ownership interest in a joint venture partnership, properties with an aggregate total purchase price of approximately $953.0 million, comprised of 93 buildings totaling approximately 16.8 million square feet with 205 tenants in 12 markets, including six “value-add” buildings. Our operating portfolio, which excludes the six “value-add” buildings, consists of 190 tenants in 87 buildings with a weighted-average occupancy rate of approximately 97% and a weighted-average remaining lease term (based on square feet) of approximately 6.1 years. The estimated aggregate weighted-average purchase price capitalization rate for the operating portfolio is approximately 7.1%.

The U.S. manufacturing sector and industrial production continue to provide some economic bright spots. Global trade flows – the import and export of goods – extended their healthy growth performance into the second quarter of 2011, largely because of continued inventory rebuilding.

The velocity or growth of global trade has a high positive correlation to growth in global GDP, and this is reflected in the fact that port volumes, truck tonnage, and rail carloads each grew at high single digit to low double digit rates throughout 2010, and at a multiple of GDP in the first and second quarters of 2011. With the typical consumer product moving in and out of an average of four distribution warehouse facilities as it goes from manufacturer to end-user, increases in trade volumes provide growing demand for the types of properties we are acquiring.

Our acquisition pipeline remains robust, with exciting opportunities to increase the size of our portfolio over the coming months. The combination of attractive property cap rates and historically low financing terms makes the current acquisition environment incredibly positive for investors today.

Thank you for your support of IIT and your clients’ investment in our company. If you have any questions, please call your Dividend Capital Securities representative at 866.DCG.REIT.

Sincerely,

Dwight Merriman

Chief Executive Officer

Industrial Income Trust Inc.

This letter shall not constitute an offer to sell or the solicitation of an offer to buy. This letter contains forward-looking statements (such as those concerning investment objectives, strategies, and opportunities) that are based on IIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, IIT’s ability to complete additional investments and those risks set forth in the “Risk Factors” section of IIT’s Annual Report on Form 10-K for the year ended December 31, 2010, as amended and supplemented by the Company’s other filings with the Securities and Exchange Commission (available at www.industrialincome.com). Although these forward-looking statements reflect management’s belief as to future events, actual events or IIT’s investments and results of operations could differ materially from those expressed or implied in these forward-looking statements. To the extent that IIT’s assumptions differ from actual results, IIT’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on such forward-looking statements. IIT cannot assure you that it will attain its investment objectives.